PRINCIPAL OFFICERS OF THE DEPOSITOR


NAME AND PRINCIPAL                       POSITIONS AND OFFICES
BUSINESS ADDRESS*                        WITH DEPOSITOR

The Charger Corporation                  General Partner

Grace Partners of DuPage L.P.            Limited Partner

James A. Bowen                           Chief Executive Officer and
                                         Managing Director

James M. Dykas                           Chief Financial Officer

W. Scott Jardine                         General Counsel, Secretary and
                                         Managing Director

David G. McGarel                         Chief Operating Officer and
                                         Managing Director

Andrew S. Roggensack                     President and Managing Director

Kristi A. Maher                          Deputy General Counsel

Christina Knierim                        Controller

* All addresses are 120 East Liberty
Drive, Wheaton, Illinois 60187.